Exhibit 99.1

Banks.com, Inc. Receives Delisting Notice from NYSE Amex LLC

SAN FRANCISCO, Nov. 28, 2011 /PRNewswire/ — Banks.com, Inc. (NYSE Amex: BNX), operator of leading financial services focused online media properties, announced today that on November 22, 2011 it received notice from NYSE Amex LLC (“NYSE Amex” or the “Exchange”) indicating that Banks.com, Inc. (“Banks.com” or the “Company”) no longer complies with the Exchange’s continued listing standards due to the low selling price of its common stock, as set forth in Section 1003(f)(v) of the Exchange’s Company Guide (the “Company Guide”), and that its securities are, therefore, subject to being delisted from the Exchange. The Company intends to appeal this determination and request a hearing before a committee of the Exchange. There can be no assurance that the Company’s request for continued listing will be granted.

As the Company previously reported, by letter dated June 20, 2011, Exchange staff (“Staff”) notified the Company that it was not in compliance with Section 1003(f)(v) of the Company Guide in that the Company’s securities had been selling at a low price per share for a substantial period of time. The Company’s continued listing was predicated on it effecting a reverse stock split of its common stock within a reasonable amount of time, which Staff had determined to be no later than November 18, 2011. This deadline for compliance reflected a truncation under Section 1009(h) of the Company Guide, which provides that Staff may truncate the continued listing evaluation and follow-up procedures if a company, within 12 months of the end of a plan period, is again determined to be below continued listing standards. By letter dated October 6, 2010, Banks.com was determined by the Exchange to have resolved a September 16, 2009 continued listing deficiency under Section 1003(f)(v) of the Company Guide.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding acquisitions, business estimates, future contracts, future financial performance and results of operations, including cost of revenues, operating expenses, interest expense, net loss and cash flow. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that may cause actual results to differ materially from those projected or suggested in the forward-looking statements may be found in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed with the U.S. Securities and Exchange Commission.

About Banks.com

Banks.com, Inc. owns and operates finance related internet media properties including: banks.com, irs.com, filelater.com and mystockfund.com that provide users with finance-related content and services and vendors with targeted online advertising opportunities. Through banks.com, we provide access to current financial content, including financial news, business articles, mortgage rates, cd rates and financial calculators. We also provide users access to tax related services including online tax preparation through irs.com, online tax extensions through filelater.com, and online stock brokerage services through mystockfund.com.

Contact Information:

Daniel O’Donnell

President and Chief Executive Officer

Banks.com, Inc.

(415) 962-9700